Horne International, Inc., Reports Financial Results

for Third Quarter and First Nine Months of 2006

FALLS CHURCH, VA – November 15, 2006 – Horne International, Inc. (OTCBB: HNIN.OB) today announced revenue of $4.8 million for the third quarter of 2006 and $23.7 million for the nine-month period ending September 30, 2006. The company also reported a net loss of $1.5 million for the third quarter and $6.6 million for the nine-month period.

The reported financial results are in line with the revised revenue guidance that the company issued on September 20, 2006. The detailed financial results are contained in the company’s quarterly (10-Q) report to the U.S. Securities and Exchange Commission filed on November 13, 2006. The full report is also available on the company’s Web site.

Horne International chairman, president, and CEO Darryl K. Horne said, “We not only met our revised guidance, but remain on track to achieve our previously released revenue guidance of $29 million to $30 million for the entire year.” Mr. Horne said that he expects fourth-quarter revenue to be in the range of $5.2 million to $6.0 million.

“We are intensely focused on winning new business that will produce robust revenue growth and, equally important, profitability in 2007,” Mr. Horne said. “This year we invested heavily in our business development infrastructure and currently are aggressively pursuing opportunities in our primary market areas: defense and homeland security, environment and energy, and transportation.”

Horne International ended the third quarter of 2006 with $4.0 million in cash and cash equivalents and up to $6 million in available financing through the company’s existing credit facilities.

About Horne International, Inc.

Horne International (OTCBB: HNIN.OB) is a government services company focused on defense & homeland security, environment & energy, and transportation markets. The company’s business offerings include engineering program management for large scale government programs; environmental science, safety & health; technology; acquisition services; business process engineering; manufacturing for aircraft and munitions support; and support services for shipping and U.S. waterways. Horne International currently operates under three subsidiaries: Horne Engineering Services, LLC; Spectrum Sciences & Software, Inc.; and Coast Engine and Equipment Company. Horne International changed its name from Spectrum Sciences & Software Holdings Corp. on August 31, 2006. More information can be found at www.SpectrumHoldingsCorp.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Source: Horne International, Inc.